Pandora Announces $150 Million Investment by KKR

OAKLAND, Calif. - May 8, 2017 - Pandora (NYSE: P) today announced it has entered into an agreement for a $150 million strategic investment from KKR. In connection with the investment, Richard Sarnoff, KKR’s Head of Media & Communications Private Equity investing in the Americas, will join Pandora’s Board of Directors.

"We are happy to be partnering with KKR on this investment," said Naveen Chopra, chief financial officer at Pandora. "A strong balance sheet gives us the ability to accelerate growth investments when appropriate and to compete aggressively in a rapidly changing, complex market."

“We are excited to support the long-term growth of Pandora with this investment,” said Sarnoff. “A true pioneer in digital music, we believe that Pandora is uniquely positioned over the long term given the sheer size of its user base, the quality of its new subscription services and the fact that it has created one of the few scaled streaming media businesses in the US. The launch of Pandora Premium is yet another example of innovation at a company that created the modern-day music recommendation engine. And we believe that the next few years should be transformational for the company."

Under the terms of the investment, KKR will purchase an aggregate of $150 million in a new designated Series A convertible preferred stock of Pandora. Pandora will pay dividends to the holders of the preferred stock quarterly at an annualized rate of 7.5% if paid in cash or 8% if paid in kind, at its option. The Series A preferred stock is convertible into common stock, cash or a combination thereof at a conversion price of $13.50 per share. The offering may be upsized to a total of $250 million should the Company determine to issue additional shares. The offering is subject to customary closing conditions, including regulatory approval, and it is not expected to close earlier than June 8, 2017. The Offering is also subject to a customary fiduciary termination right in favor of Pandora. Additional information may be found in the Form 8-K that will be filed with the U.S. Securities and Exchange Commission relating to the transaction.

The investment is being made by KKR through its sponsored investment funds.

Centerview Partners LLC and Morgan Stanley & Co. LLC are serving as financial advisors to Pandora and Sidley Austin LLP is acting as legal counsel. For KKR, Deloitte served as accounting and tax advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Series A preferred stock and common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

"SAFE HARBOR" STATEMENT:
This press release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expected revenue and adjusted EBITDA. These forward-looking statements are based on Pandora's current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our operation in an emerging market and our relatively new and evolving business model; our ability to estimate revenue reserves; our ability to increase our listener base and listener hours; our ability to attract and retain advertisers; our ability to generate additional revenue on a cost-effective basis; competitive factors; our ability to continue operating under existing laws and licensing regimes; our ability to enter into and maintain commercially viable direct licenses with record labels for the right to reproduce and publicly perform sound recordings on our service; our ability to establish and maintain relationships with makers of mobile devices, consumer electronic products and automobiles; our ability to manage our growth and geographic expansion; our ability to continue to innovate and keep pace with changes in technology and our competitors; our ability to expand our operations to delivery of non-music content; our ability to protect our intellectual property; risks related to service interruptions or security breaches; and general economic conditions worldwide. Further information on these factors and other risks that may affect the business are included in filings with the Securities and Exchange Commission (SEC) from time to time, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the current period.

The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as they may be amended from time to time. The Company's results of operations for the current period are not necessarily indicative of the Company's operating results for any future periods.

These documents are available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at investor.pandora.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to the Company, which assumes no obligation to update these forward-looking statements in light of new information or future events.

ABOUT PANDORA
Pandora is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | @pandoramusic |www.pandoraforbrands.com | @PandoraBrands | amp.pandora.com

ABOUT KKR
KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world‐class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners' capital and brings opportunities to others through its capital markets business. References to KKR's investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

###
Contacts:

Dominic Paschel, 510-842-6960
Corporate Finance & Investor Relations
investor@pandora.com
or
Stephanie Barnes, 415-722-0883
Pandora Corporate Communications
sbarnes@pandora.com
or

For KKR:
Kristi Huller or Cara Kleiman, 212-750-8300

media@kkr.com